Exhibit 5

May 25, 2010

Ironwood Gold Corp.
7047 E. Greenway Parkway #250
Scottsdale, AZ  85254

Re:	Registration Statement on Form S-8
Ironwood Gold Corp.

Ladies and Gentlemen:

As legal counsel to Ironwood Gold Corp., a Nevada corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about May 25, 2010 in connection with the registration under the Securities Act of 1933, as amended, of shares of the Company’s common stock, par value $0.001 per share, (the “Shares”) issuable pursuant to the Company’s 2010 Equity Incentive Plan (the “Plan”).  The facts, as we understand them, are set forth in the Registration Statement.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A.           The Articles of Incorporation of the Company, as filed with the Secretary of State of Nevada;

B.           The Bylaws of the Company;

C.           Resolutions of the Board of Directors of the Company, adopted at a meeting on April 20, 2010, authorizing the issuance of the Shares and adopting the Plan;

D.           The Plan; and

E.           The Registration Statement.

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and based solely upon our review of items A through E above, and subject to the further limitations and qualifications set forth below, it is our opinion that the Shares, when issued and sold in accordance with the Plan, will be validly issued, fully paid, and nonassessable.

Greenberg Traurig, LLP | Attorneys at Law | 77 West Wacker Drive, Suite 3100 | Chicago, Illinois 60601 | Tel. 312.456.8400 | Fax 312.456.8435

Ironwood Gold Corp.
May 25, 2010

We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Nevada, including judicial interpretations of such laws.  Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

Very truly yours, /s/ Greenberg Traurig, LLP